                                                --------------------------------
                                                /         OMB APPROVAL         /
                                                --------------------------------
                                                / OMB Number:        3235-0360 /
                                                / Expires:       June 30, 1997 /
                                                / Estimated average burden     /
                                                / hours per response...   0.05 /
                                                 -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


-------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

    811-3605                                        November 30, 1998
-------------------------------------------------------------------------------
2.  State Identification Number:
       ------------------------------------------------------------------------
       AL          AK          AZ          AR          CA          CO
       ------------------------------------------------------------------------
       CT          DE          DC          FL          GA          HI
       ------------------------------------------------------------------------
       ID          IL          IN          IA          KS          KY
       ------------------------------------------------------------------------
       LA          ME          MD          MA          MI          MN
       ------------------------------------------------------------------------
       MS          MO          MT          NE          NV          NH
       ------------------------------------------------------------------------
       NJ          NM          NY          NC          ND          OH
       ------------------------------------------------------------------------
       OK          OR          PA          RI          SC          SD
       ------------------------------------------------------------------------
       TN          TX          UT          VT          VA          WA
       ------------------------------------------------------------------------
       WV          WI          WY          PUERTO RICO
       ------------------------------------------------------------------------
       Other (specify):
-------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    The Northern Institutional Funds (formerly The Benchmark Funds)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

    4900 Sears Tower, Chicago, Illinois 60606
-------------------------------------------------------------------------------
INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

     1.  All items must be completed by the investment company.

     2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

     3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                 SEC 2198 (9-95)

                          The Northern Trust Company

                                   Chicago





                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Northern Institutional Funds (the "Funds"), are responsible for complying with the requirements of subsection (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of November 31, 1998. The Portfolios comprising The Northern Institutional Funds are as follows:


   Equity Portfolios                       Fixed Income Portfolios
   -----------------                       -----------------------
   Balanced Portfolio                      Bond Portfolio
   Diversified Growth Portfolio            Intermediate Bond Portfolio
   Equity Index Portfolio                  International Bond Portfolio
   Focused Growth Portfolio                Short-Intermediate Bond Portfolio
   International Equity Index Portfolio    U.S. Government Securities Portfolio
   International Growth Portfolio          U.S. Treasury Index Portfolio
   Small Company Index Portfolio

   Money Market Portfolios
   -----------------------
   Diversified Assets Portfolio
   Government Portfolio
   Government Select Portfolio
   Tax-Exempt Portfolio

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 31, 1998, with respect to securities and similar investments reflected in the investment account of the Funds.


The Northern Trust Company


By:  /s/ Stuart Schuldt
     ------------------------------
     Stuart Schuldt, Vice President

By:  /s/ Brian Ovaert
     ------------------------------
     Brian Ovaert, Senior Vice President

                       Report of Independent Accountants
                      on Applying Agreed-Upon Procedures
                      ----------------------------------



To the Board of Trustees
The Northern Institutional Funds


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Northern Institutional Funds' (the "Funds") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of November 30, 1998. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of November 30, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from May 31, 1998 (the date of our last examination) through November 30, 1998:

 . Count and inspection of all securities and similar investments located in the vault of The Northern Trust Company in Chicago, New York and London;

 . Confirmation, or alternate procedures, of all domestic securities and similar investments held by institutions in book entry form at the Depository Trust Company, the Federal Reserve Bank of Chicago, the Bank of New York, and the Participants' Trust Company;

 . Confirmation, or alternate procedures, of all foreign securities and similar investments held by various foreign sub-custodians;

 . Confirmation, or alternate procedures, of all securities and similar investments out for transfer with brokers;

 . Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and The Northern Trust Company;

Board of Trustees
The Northern Institutional Funds                                          Page 2


 . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Northern Trust Company's records; and

 . Agreement of three investment purchases and three investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that The Northern Institutional Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of November 30, 1998 with respect to securities and similar investments reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Northern Institutional Funds and the Securities and Exchange Commission and should not be used for any other purpose.


                                       /s/ ERNST & YOUNG LLP



Chicago, Illinois
January 15, 1999

                                                --------------------------------
                                                /         OMB APPROVAL         /
                                                --------------------------------
                                                / OMB Number:        3235-0360 /
                                                / Expires:       June 30, 1997 /
                                                / Estimated average burden     /
                                                / hours per response...   0.05 /
                                                 -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


-------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

    811-3605                                        May 31, 1998
-------------------------------------------------------------------------------
2.  State Identification Number:
       ------------------------------------------------------------------------
       AL          AK          AZ          AR          CA          CO
       ------------------------------------------------------------------------
       CT          DE          DC          FL          GA          HI
       ------------------------------------------------------------------------
       ID          IL          IN          IA          KS          KY
       ------------------------------------------------------------------------
       LA          ME          MD          MA          MI          MN
       ------------------------------------------------------------------------
       MS          MO          MT          NE          NV          NH
       ------------------------------------------------------------------------
       NJ          NM          NY          NC          ND          OH
       ------------------------------------------------------------------------
       OK          OR          PA          RI          SC          SD
       ------------------------------------------------------------------------
       TN          TX          UT          VT          VA          WA
       ------------------------------------------------------------------------
       WV          WI          WY          PUERTO RICO
       ------------------------------------------------------------------------
       Other (specify):
-------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    The Northern Institutional Funds (formerly The Benchmark Funds)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

    4900 Sears Tower, Chicago, Illinois 60606
-------------------------------------------------------------------------------
INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

     1.  All items must be completed by the investment company.

     2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

     3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                 SEC 2198 (9-95)

                          The Northern Trust Company

                                   Chicago





                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Northern Institutional Funds (the "Funds"), are responsible for complying with the requirements of subsection (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of May 31, 1998. The Portfolios comprising The Northern Institutional Funds are as follows:


   Equity Portfolios                       Fixed Income Portfolios
   -----------------                       -----------------------
   Balanced Portfolio                      Bond Portfolio
   Diversified Growth Portfolio            Intermediate Bond Portfolio
   Equity Index Portfolio                  International Bond Portfolio
   Focused Growth Portfolio                Short-Intermediate Bond Portfolio
   International Equity Index Portfolio    U.S. Government Securities Portfolio
   International Growth Portfolio          U.S. Treasury Index Portfolio
   Small Company Index Portfolio

   Money Market Portfolios
   -----------------------
   Diversified Assets Portfolio
   Government Portfolio
   Government Select Portfolio
   Tax-Exempt Portfolio

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 1998, with respect to securities and similar investments reflected in the investment account of the Funds.


The Northern Trust Company


By:  /s/ Stuart Schuldt
     ------------------------------
     Stuart Schuldt, Vice President

By:  /s/ Brian Ovaert
     ------------------------------
     Brian Ovaert, Senior Vice President

                       Report of Independent Accountants
                      on Applying Agreed-Upon Procedures
                      ----------------------------------



To the Board of Trustees
The Northern Institutional Funds


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Northern Institutional Funds' (the "Funds") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of May 31, 1998. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from March 31, 1998 (the date of our last examination) through May 31, 1998:

 . Count and inspection of all securities and similar investments located in the vault of The Northern Trust Company in Chicago, New York and London;

 . Confirmation, or alternate procedures, of all domestic securities and similar investments held by institutions in book entry form at the Depository Trust Company, the Federal Reserve Bank of Chicago, the Bank of New York, and the Participants' Trust Company;

 . Confirmation, or alternate procedures, of all foreign securities and similar investments held by various foreign sub-custodians;

 . Confirmation, or alternate procedures, of all securities and similar investments out for transfer with brokers;

 . Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and The Northern Trust Company;

Board of Trustees
The Northern Institutional Funds                                          Page 2


 . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Northern Trust Company's records; and

 . Agreement of three investment purchases and three investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that The Northern Institutional Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Northern Institutional Funds and the Securities and Exchange Commission and should not be used for any other purpose.


                                       /s/ ERNST & YOUNG LLP


Chicago, Illinois
January 15, 1999

                                                --------------------------------
                                                /         OMB APPROVAL         /
                                                --------------------------------
                                                / OMB Number:        3235-0360 /
                                                / Expires:       June 30, 1997 /
                                                / Estimated average burden     /
                                                / hours per response...   0.05 /
                                                 -------------------------------


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM N-17f-2

              Certificate of Accounting of Securities and Similar
                         Investments in the Custody of
                        Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


-------------------------------------------------------------------------------
1.  Investment Company Act File Number:         Date examination completed:

    811-3605                                        March 31, 1998
-------------------------------------------------------------------------------
2.  State Identification Number:
       ------------------------------------------------------------------------
       AL          AK          AZ          AR          CA          CO
       ------------------------------------------------------------------------
       CT          DE          DC          FL          GA          HI
       ------------------------------------------------------------------------
       ID          IL          IN          IA          KS          KY
       ------------------------------------------------------------------------
       LA          ME          MD          MA          MI          MN
       ------------------------------------------------------------------------
       MS          MO          MT          NE          NV          NH
       ------------------------------------------------------------------------
       NJ          NM          NY          NC          ND          OH
       ------------------------------------------------------------------------
       OK          OR          PA          RI          SC          SD
       ------------------------------------------------------------------------
       TN          TX          UT          VT          VA          WA
       ------------------------------------------------------------------------
       WV          WI          WY          PUERTO RICO
       ------------------------------------------------------------------------
       Other (specify):
-------------------------------------------------------------------------------
3.  Exact name of investment company as specified in registration statement:

    The Northern Institutional Funds (formerly The Benchmark Funds)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):

    4900 Sears Tower, Chicago, Illinois 60606
-------------------------------------------------------------------------------
INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company

     1.  All items must be completed by the investment company.

     2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

     3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT


                                                                 SEC 2198 (9-95)

                          The Northern Trust Company

                                   Chicago





                 Management Statement Regarding Compliance with
            Certain Provisions of the Investment Company Act of 1940


We, as members of management of The Northern Institutional Funds (the "Funds"), are responsible for complying with the requirements of subsection (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsection (b) and (c) of Rule 17f-2 as of March 31, 1998. The Portfolios comprising The Northern Institutional Funds are as follows:


   Equity Portfolios                       Fixed Income Portfolios
   -----------------                       -----------------------
   Balanced Portfolio                      Bond Portfolio
   Diversified Growth Portfolio            Intermediate Bond Portfolio
   Equity Index Portfolio                  International Bond Portfolio
   Focused Growth Portfolio                Short-Intermediate Bond Portfolio
   International Equity Index Portfolio    U.S. Government Securities Portfolio
   International Growth Portfolio          U.S. Treasury Index Portfolio
   Small Company Index Portfolio

   Money Market Portfolios
   -----------------------
   Diversified Assets Portfolio
   Government Portfolio
   Government Select Portfolio
   Tax-Exempt Portfolio

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998, with respect to securities and similar investments reflected in the investment account of the Funds.


The Northern Trust Company


By:  /s/ Stuart Schuldt
     ------------------------------
     Stuart Schuldt, Vice President

By:  /s/ Brian Ovaert
     ------------------------------
     Brian Ovaert, Senior Vice President

                       Report of Independent Accountants
                      on Applying Agreed-Upon Procedures
                      ----------------------------------



To the Board of Trustees
The Northern Institutional Funds


We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that The Northern Institutional Funds' (the "Funds") were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 ("the Act") as of March 31, 1998. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of March 31, 1998, and with respect to agreement of security and similar investments purchases and sales, for the period from November 30, 1997 (the date of our last examination) through March 31, 1998:

 . Count and inspection of all securities and similar investments located in the vault of The Northern Trust Company in Chicago, New York and London;

 . Confirmation, or alternate procedures, of all domestic securities and similar investments held by institutions in book entry form at the Depository Trust Company, the Federal Reserve Bank of Chicago, the Bank of New York, and the Participants' Trust Company;

 . Confirmation, or alternate procedures, of all foreign securities and similar investments held by various foreign sub-custodians;

 . Confirmation, or alternate procedures, of all securities and similar investments out for transfer with brokers;

 . Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and The Northern Trust Company;

Board of Trustees
The Northern Institutional Funds                                          Page 2


 . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with The Northern Trust Company's records; and

 . Agreement of three investment purchases and three investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that The Northern Institutional Funds were in compliance with the requirements of subsection (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of March 31, 1998 with respect to securities and similar investments reflected in the investment accounts of the Funds are fairly stated, in all material respects.

This report is intended solely for the information and use of management of The Northern Institutional Funds and the Securities and Exchange Commission and should not be used for any other purpose.


                                       /s/ ERNST & YOUNG LLP


Chicago, Illinois
January 15, 1999